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                                                                     Exhibit 3.1

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            POLAROID HOLDING COMPANY

            Polaroid Holding Company, a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

ARTICLE 1 The name of the corporation (the "Corporation") is Polaroid Holding Company and the name under which the corporation was originally incorporated is OEP Imaging Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 25, 2002. The Certificate of Incorporation was thereafter amended on July 29, 2002 and August 1, 2002, amended and restated on July 24, 2003 and amended on November 17, 2003.

ARTICLE 2 Pursuant to Section 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), this Restated Certificate of Incorporation (this "Certificate") only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this Corporation, as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

ARTICLE 3 The text of the Restated Certificate of Incorporation of the Corporation as heretofore amended or supplemented is hereby restated in its entirety without further amendments or changes to read as follows:

            FIRST.  The name of this corporation is:

                                        Polaroid Holding Company

            SECOND. Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, county of New Castle. The registered agent in charge thereof at such address is The Corporation Trust Company.

            THIRD. The purpose of the Corporation is to engage in any lawful act for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH. The aggregate number of shares of stock which the Corporation is authorized to issue is 52,000,000 shares, divided into two (2) classes consisting of 2,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock, par value $.001 per share ("Common Stock").

            Each share of the Corporation's Common Stock issued and outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation (the "Certificate") with the Secretary of State of the State of Delaware, shall be converted and reclassified into ten (10) shares of the Corporation's Common Stock, and each share of the Corporation's Series A 8.0% Cumulative Compounding Preferred Stock issued and outstanding immediately prior to the filing of this Certificate with the Secretary of State of the State of Delaware (the "Old Preferred Stock") shall be converted and reclassified into ten (10) of the

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shares designated in this Certificate as Series A 8.0% Cumulative Compounding
Preferred Stock (the "New Preferred Stock"), so that each share of the Corporation's Common Stock and the Corporation's Old Preferred Stock issued and outstanding immediately prior to such filing is hereby converted and reclassified. For purposes of the calculation of accrued dividends and liquidation preferences, the shares of New Preferred Stock will be treated as having been issued as of the original issue date of the shares of Old Preferred Stock for which they are exchanged.

            The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of Common Stock, Preferred Stock and the first series of Preferred Stock.

A.    PREFERRED STOCK

      1.    GENERALLY

            (a) ISSUE IN SERIES. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

            (b) CREATION OF SERIES. The Board of Directors will have authority to cause to be created one or more series of Preferred Stock, and by filing a certificate pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") (a "Preferred Stock Certificate of Designation") to establish from time to time the number of shares to be included in each such series, with such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Certificate including, but not limited to, determination of any of the following:

                    (i) The distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except as otherwise determined by the Board of Directors as to the shares of any series prior the issuance of any such shares) from time to time by action of the Board of Directors;

                    (ii) The dividend rate and the times of payment of dividends, if any, on the shares of the series, whether such dividends, if any, will be cumulative, and if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

                    (iii) The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

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                    (iv)  Whether or not the shares of the series will be
entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                    (v) Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                    (vi) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                    (vii) Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

                    (viii) Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

                    (ix) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

            (c) DIVIDENDS. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

            (d) PREFERENCE ON LIQUIDATION. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for herein.

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            (e)     REDEMPTION. The Corporation, at the option of the Board of
Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

            (f) VOTING RIGHTS. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

      2.    SERIES A 8.0% CUMULATIVE COMPOUNDING PREFERRED STOCK.


            (a) DESIGNATION OF SERIES, NUMBER OF SHARES. The first series of Preferred Stock shall be designated as Series A 8.0% Cumulative Compounding Preferred Stock ("SERIES A PREFERRED STOCK"), and the number of shares which shall constitute such series shall be 900,000. The par value of Series A Preferred Stock shall be $.00l per share.

            (b) RANK. With respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, Series A Preferred Stock shall rank (i) senior to (1) the Common Stock, and (2) each other class of capital stock or class or series of preferred stock issued by the Corporation after the Issue Date, the terms of which specifically provide that such class or series shall rank junior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (each of the securities in clauses (1) and (2) collectively referred to as "SERIES A JUNIOR Securities"), (ii) on a parity with each other class of capital stock or class or series of preferred stock issued by the Corporation after the Issue Date, the terms of which do not specifically provide that they rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "SERIES A PARITY SECURITIES") and (iii) junior to each other class of capital stock or other class or series of preferred stock issued by the Corporation after the Issue Date, the terms of which specifically provide that such class or series shall rank senior to Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation (collectively referred to as "SERIES A SENIOR SECURITIES").

            (c)     DIVIDENDS.

                    (i) Each Holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate PER ANNUM equal to 8.0% of the Liquidation Preference of such share. All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series A Preferred Stock, and shall be payable annually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the date of issuance of such Series A Preferred Stock. Each dividend on Series A Preferred Stock shall be payable to the Holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than ten nor more than 60 days prior to the applicable Dividend Payment Date. In the event of the repurchase of any shares of Series A Preferred Stock, dividends shall cease to accrue in respect of shares of Series A Preferred Stock on the date of their repurchase by the Corporation unless the Corporation shall have failed to pay the relevant repurchase price on the date fixed for repurchase. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors there shall

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be no obligation to pay such dividends; PROVIDED, that such dividends shall continue to cumulate and shall be paid at the time of repurchase, in the event of their repurchase, as provided herein if not earlier declared and paid.

                    (ii) All dividends paid with respect to shares of Series A Preferred Stock pursuant to paragraph A(2)(c)(ii) of this Article Fourth shall be paid PRO RATA to the Holders entitled thereto.

                    (iii) Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of record on any date as may be fixed by the Board of Directors, which date is not more than 60 days prior to the payment of such dividends.

                    (iv) No dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, and no Series A Parity Securities may be repurchased, redeemed or otherwise retired, nor may funds be set apart for such payment, unless (i) full Accumulated Dividends have been paid or set apart for such payment on the Series A Preferred Stock and Series A Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on, or such repurchase, redemption or other retirement of, such Series A Parity Securities (the "SERIES A PARITY PAYMENT DATE") and (ii) an amount equal to a prorated dividend on the Series A Preferred Stock and Series A Parity Securities at the customary dividend rates for such securities for the period from the Dividend Payment Date immediately prior to the Series A Parity Payment Date to the Series A Parity Payment Date have been paid or set apart for payment. In the event that such dividends are not paid in full or set apart for payment with respect to all outstanding shares of Series A Preferred Stock and of any Series A Parity Securities and funds available for payment of dividends shall be insufficient to permit payment in full to the holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock and of any Series A Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.

                    (v) The Holders of Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph A(2)(c)(v) of this Article Fourth in preference to and in priority over any dividends upon any of the Series A Junior Securities, so that if at any time full Accumulated Dividends on all shares of Series A Preferred Stock then outstanding have not been paid for all Dividend Periods then elapsed and a prorated dividend on the Series A Preferred Stock at the rate aforesaid from the Dividend Payment Date immediately preceding the Series A Junior Payment Date (as defined below) to the Series A Junior Payment Date have not been paid or set aside for payment, the amount of such unpaid dividends shall be paid before any sum shall be set aside for or applied by the Corporation to the purchase, redemption or other acquisition for value of any shares of Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) or any dividend or other distribution shall be paid or declared and set apart for payment on any Series A Junior Securities (the date of any such actions to be referred to as the "SERIES A JUNIOR PAYMENT DATE"); PROVIDED, HOWEVER, that without the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the Holders of Series A Preferred Stock called for such purpose, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Junior Securities for any period, and no Series A Junior Securities may be repurchased, redeemed or

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otherwise retired, nor may funds be set apart for such payment, while any shares of Series A Preferred Stock are outstanding; PROVIDED, FURTHER, HOWEVER, that nothing contained in this paragraph A(2)(c)(v) of this Article Fourth shall prohibit the Corporation from (i) repurchasing shares of Series A Junior Securities from a holder thereof who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and (ii) making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities and cash in lieu of fractional shares of such Series A Junior Securities.

                    (vi) Dividends payable on Series A Preferred Stock for any period less than one year shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which such dividends are payable.

                    (vii) The Corporation shall not claim any deduction from gross income for dividends paid on Series A Preferred Stock in any Federal income tax return, claim for refund or other statement, report or submission made to the Internal Revenue Service, and shall not make any election or take any similar action to effectuate the foregoing except, in each case, if there shall be a change in law such that the Corporation may claim such dividends as deductions from gross income without affecting the ability of the Holders to claim the dividends received deduction under Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. At the reasonable request of any Holder (and at the expense of such Holder), the Corporation shall join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on Series A Preferred Stock shall be eligible for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision). In addition, the Corporation shall cooperate with any Holder (at the expense of such Holder) in any litigation, appeal or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(l) of the Code (or any successor provision) of any dividends (within the meaning of Section 316(a) of the Code or any successor provision) paid on Series A Preferred Stock. To the extent possible, the principles of this paragraph A(2)(c)(vii) of this Article Fourth shall also apply with respect to state and local income taxes.

            (d)     LIQUIDATION PREFERENCE.

                    (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of all shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up, before any distribution is made on any Series A Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the application of all amounts available for payments with respect to Series A Preferred Stock and all other Series A Parity Securities would not result in payment in full of Series A Preferred Stock and such other Series A Parity Securities, the Holders of Series A Preferred Stock and holders of Series A Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference to which each is entitled. After payment in full pursuant to this paragraph A(2)(d)(i) of this Article Fourth, the Holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

                    (ii) For the purposes of paragraph A(2)(d)(i) of this Article Fourth, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other

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consideration) of all or substantially all of the property or assets of the
Corporation nor the consolidation, merger or other business combination of the Corporation with one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Corporation; PROVIDED, HOWEVER, that, unless otherwise agreed to by the Holders of a majority of the outstanding shares of Series A Preferred Stock (such agreement to be evidenced by the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of such Holders at a meeting called for such purpose), any consolidation or merger of the Corporation in which the Corporation is not the surviving entity shall be deemed to be a liquidation, dissolution or winding up of the business of the Corporation within the meaning of this paragraph A(2)(d)(ii) of this Article Fourth if (A) in connection therewith, the holders of Common Stock of the Corporation receive as consideration, whether in whole or in part, for such Common Stock (i) cash, (ii) notes, debentures or other evidences of indebtedness or obligations to pay cash or (iii) preferred stock of the surviving entity which ranks on a parity with or senior to the preferred stock received by Holders of the Series A Preferred Stock with respect to liquidation or dividends or (B) the Holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the Holders than) the rights, powers and preferences of the Series A Preferred Stock.

            (e)     REDEMPTION.

                    (i)   MANDATORY REDEMPTION.

                          (1)   Subject to the rights of any Series A Senior
Securities and Series A Parity Securities, upon a Change of Control or an Initial Public Offering all of the outstanding shares of Series A Preferred Stock shall be redeemed on the Mandatory Redemption Date in the manner provided in paragraph A(2)(e)(i)(2) of this Article Fourth, at a redemption price per share equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Mandatory Redemption Date to the Mandatory Redemption Date; PROVIDED, HOWEVER, that the Corporation shall not be obligated to make a redemption otherwise required by this paragraph A(2)(e)(i)(1) of this Article Fourth if such redemption shall have been waived, prior to the Mandatory Redemption Date, by the Holders of a majority of the outstanding shares of Series A Preferred Stock (such waiver to be evidenced by the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of such Holders at a meeting called for such purpose).

                          (2)   Each Holder shall surrender the certificate or
certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated by the Corporation in writing to each such Holder as soon as reasonably practicable prior to the Mandatory Redemption Date, and on the Mandatory Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof; and each surrendered certificate shall be canceled and retired. From and after the Mandatory Redemption Date, unless the Corporation defaults in the payment in full of the redemption price, dividends on Series A Preferred Stock shall cease to accumulate and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Mandatory Redemption Date other than the right to receive the redemption price without interest.

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            (ii)    OPTIONAL REDEMPTION.

                    (1) Subject to the rights of any Series A Senior Securities and Series A Parity Securities, the Corporation may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph A(2)(e)(iii) of this Article Fourth, any or all of the shares of Series A Preferred Stock, at a redemption price equal to the Liquidation Preference per share, plus an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Optional Redemption Date to the Optional Redemption Date, unless such prorated dividend has been declared and paid or declared and set aside for payment pursuant to paragraph (2) below.

                    (2) No partial redemption of Series A Preferred Stock pursuant to paragraph A(2)(e)(ii) of this Article Fourth may be authorized or made unless prior thereto, full accrued and unpaid dividends on all outstanding shares of Series A Preferred Stock for all Dividend Periods terminating on or prior to the Optional Redemption Date plus an amount equal to a prorated dividend on all outstanding shares of Series A Preferred Stock for the period from the Dividend Payment Date immediately prior to the Optional Redemption Date to the Optional Redemption Date have been or immediately prior to the Redemption Notice are declared and paid in cash or are declared and there has been a sum set apart sufficient for such cash payment on the Optional Redemption Date.

                    (3) In the event of a redemption pursuant to this paragraph A(2)(e)(ii) of this Article Fourth of only a portion of the then outstanding shares of Series A Preferred Stock, the Corporation shall effect such redemption PRO RATA according to the number of shares held by each Holder of Series A Preferred Stock; PROVIDED, HOWEVER, that nothing in this paragraph A(2)(e)(ii) of this Article Fourth shall prohibit the Corporation from (i) repurchasing shares of Series A Preferred Stock from a Holder who is, or was, a director or employee of the Corporation (or an affiliate of the Corporation) and
(ii) effecting such redemption only with such Holder.

            (iii)   PROCEDURES FOR OPTIONAL REDEMPTION.

                    (1) At least 5 days and not more than 60 days prior to the date fixed for any redemption of Series A Preferred Stock pursuant to paragraph A(2)(e)(ii) of this Article Fourth, written notice (the "REDEMPTION NOTICE") shall be given to each Holder of record of Series A Preferred Stock on the record date fixed for such redemption of Series A Preferred Stock at such Holder's address as set forth on the stock register of the Corporation on such record date; such Redemption Notice shall be given by overnight delivery service if such notice is less than ten (10) days prior to the Optional Redemption Date and by overnight delivery service or first class mail, postage prepaid, if such notice is ten (10) or more days prior to the Optional Redemption Date, PROVIDED, HOWEVER, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, the Redemption Notice shall state:

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                          (A)   redemption price;

                          (B)   whether all or less than all of the outstanding
shares of Series A Preferred Stock redeemable thereunder are to be redeemed and the aggregate number of shares of Series A Preferred Stock being redeemed;

                          (C)   the number of shares of Series A Preferred Stock
held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                          (D)   the Optional Redemption Date;

                          (E)   that the Holder is to surrender to the
Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

                          (F)   that dividends on the shares of Series A
Preferred Stock to be redeemed shall cease to accumulate on such Optional Redemption Date unless the Corporation defaults in the payment of the redemption price.

            Upon the mailing of any such Redemption Notice, the Corporation shall become obligated to redeem, on the Optional Redemption Date specified therein, all shares of Series A Preferred Stock called for redemption.

                    (2) Each Holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Optional Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof; and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (3) If a Redemption Notice has been mailed in accordance with paragraph A(2)(e)(iii) of this Article Fourth above, unless the Corporation defaults in the payment in full of the redemption price, dividends on Series A Preferred Stock called for redemption shall cease to accumulate on the Optional Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Optional Redemption Date, other than the right to receive the redemption price without interest.

            (iv) DEPOSIT OF FUNDS. The Corporation's obligation to deliver funds in accordance with this paragraph A(2)(e) of this Article Fourth shall be deemed fulfilled if, on or before a Mandatory Redemption Date or Optional Redemption Date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, such funds as are required to be delivered by the Corporation pursuant to this paragraph A(2)(e) of this Article Fourth upon the occurrence of the related redemption, in trust for the account of the Holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company, or affiliate, that such funds be delivered upon redemption of the shares of Series A Preferred Stock to be redeemed. Any interest accrued on such funds shall be paid to the Corporation from time to

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time. Upon surrender of the certificates representing the shares of Series A
Preferred Stock to be redeemed, each Holder shall thereupon be entitled to any funds payable pursuant to this paragraph A(2)(e) of this Article Fourth following such surrender and following the date of such redemption.

            (f)     VOTING RIGHTS.

                    (i) The Holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or this Certificate and except that without the written consent of the Holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the Holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the Holders of Series A Preferred Stock called for such purpose, the Corporation shall not (1) create, authorize or issue any other class or series of stock entitled to a preference prior to or on a parity with Series A Preferred Stock upon any dividend or distribution or any liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of any such other class or series, or (2) amend, alter or repeal any provision of this Certificate so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock.

                    (ii) In any case in which the Holders of Series A Preferred Stock shall be entitled to vote, each Holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.

            (g) CONVERSION OR EXCHANGE. The Holders of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

            (h) REISSUANCE OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, it being understood that the Corporation may reissue shares of Series A Preferred Stock which are reacquired by the Corporation from a Holder who is, or was, an employee or director of the Corporation (or a subsidiary of the Corporation).

            (i)     CERTAIN ADDITIONAL PROVISIONS.

                    (i) BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                    (ii) NO PREEMPTIVE RIGHTS. No Holder of Series A Preferred Stock, as such, will possess any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe for or acquire shares of Capital Stock of the Corporation.

                    (iii) METHOD OF PAYMENT. Series A Preferred Stock shall be payable as to Liquidation Preference, dividends, redemption payments, cash in lieu of fractional shares or other payments at the office of the Corporation maintained for such purpose or, at the option of the Corporation, payment of dividends may be made by check mailed to the Holders at their addresses set forth in the stock register of the Corporation.


                    (iv) PROHIBITIONS AND RESTRICTIONS IMPOSED BY SENIOR SECURITIES AND INDEBTEDNESS. To the extent that any action required to be taken by the Corporation under this Certificate shall be prohibited or restricted by the terms of Series A Senior Securities or any contract or instrument to which the Corporation is a party or by which it is bound in respect of the incurrence of indebtedness, the Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force.

                    (v) RESERVATION OF RIGHT. The Board of Directors of the Corporation reserves the right by subsequent amendment of this Section A(2) of this Article Fourth from time to time to increase or decrease the number of shares which constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Section A(2) of this Article Fourth within the limitations provided by law and this Certificate.

            (j) DEFINITIONS. As used in this Section A(2) of this Article Fourth , the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

                    "ACCUMULATED DIVIDENDS" means (i) with respect to any share of Series A Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date and that have not previously been paid in cash and (ii) with respect to any Series A Parity Security, the dividends that have accrued and are due on such security as of such specific date.

                    "ANNUAL DIVIDEND PERIOD" means the annual period commencing on each July 1 and ending on the following Dividend Payment Date, respectively.

                    "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

                    "CAPITAL STOCK" means any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock including, without limitation, partnership interests.

                    "CHANGE OF CONTROL" means, with respect to the Corporation, the occurrence of any of the following: (i) if any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act, or any successor provisions to either of the foregoing, but excluding any stockholder who or which owns 5% or more of the outstanding Common Stock of the Corporation on the Issue Date), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Corporation then outstanding; or (ii) if the Corporation consolidates or merges with or into any other Person, other than a consolidation or merger in which the outstanding Voting Stock of the Corporation remains outstanding or is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the Corporation's outstanding Voting Stock immediately before that transaction beneficially own, directly or indirectly, more than 50% of the Voting Stock, measured by the voting power rather than number of shares, of the surviving Person immediately following that transaction; or (iii) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its subsidiaries considered as a whole.

                    "DIVIDEND PAYMENT DATE" means June 30 of each year.

                    "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each Annual Dividend Period.

                    "HOLDER" means a holder of shares of Series A Preferred
Stock.

                    "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.

                    "INITIAL PUBLIC OFFERING" shall mean a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act (other than a Registration Statement on Forms S-8 or S-4 or any similar or successor forms or any registration statement relating to an exchange offer or an offering of securities solely to the Company's employees or securityholders or used in connection with an acquisition or business combination, or used to offer and sell a combination of debt and equity securities of the Company in which (i) not more than 20% of the gross proceeds from such offering is attributable to the equity securities and (ii) after giving effect to such offering, the Company does not have a class of equity securities required to be registered under the Exchange Act) where the aggregate net proceeds received by the Company are not less than $50,000,000.

                    "ISSUE DATE" means July 31, 2002.

                    "LIQUIDATION PREFERENCE" means, on any specific date, with respect to any share of Series A Preferred Stock, the sum of (i) $100.00 per share plus (ii) the Accumulated Dividends with respect to such share.

                    "MANDATORY REDEMPTION DATE" means the closing date of a Change of Control or the Corporation's Initial Public Offering.

                    "OPTIONAL REDEMPTION DATE" means the date on which shares of Series A Preferred Stock are redeemed by the Corporation pursuant to paragraph A(2)(e)(ii) of this Article Fourth.

                    "PERSON" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

                    "SERIES A JUNIOR PAYMENT DATE" has the meaning given to such term in paragraph A(2)(c)(v) of this Article Fourth.

                    "SERIES A JUNIOR SECURITIES" has the meaning given to such term in paragraph A(2)(b) of this Article Fourth.

                    "SERIES A PARITY PAYMENT DATE" has the meaning given to such term in paragraph A(2)(c)(iv) of this Article Fourth.

                    "SERIES A PARITY SECURITIES" has the meaning given to such term in paragraph A(2)(b) of this Article Fourth.

                    "SERIES A PREFERRED STOCK" has the meaning given to such term in paragraph A(2)(a) of this Article Fourth.

                    "SERIES A SENIOR SECURITIES" has the meaning given to such term in paragraph A(2)(b) of this Article Fourth.

                    "VOTING STOCK" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

B.    COMMON STOCK

      1. DIVIDENDS. Holders of Common Stock will be entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefor.

      2. LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

      3. VOTING RIGHTS. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; PROVIDED, HOWEVER, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Certificate of Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Certificate of Designation) or pursuant to the DGCL. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

FIFTH. Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

SIXTH. The number of directors constituting the Board of Directors shall be that number as shall be fixed by, or in the manner provided in, the Bylaws of this Corporation.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of this Corporation without the assent or vote of the stockholders of the Corporation.

SEVENTH. (a) The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (1) shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the DGCL) or any amendment thereto or successor provision thereto or (2) shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit.

          (b) The Corporation shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not by or in the right of the Corporation, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses (including attorneys' fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by him in connection therewith. The Corporation may, by action of the Board of Directors, provide indemnification to agents of the Corporation with a lesser or the same scope and effect as the foregoing indemnification of directors, officers and employees of the Corporation.

          (c) Expenses incurred by a director, officer or employee in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

          (d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Seventh shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          (e) Neither the amendment nor repeal of this Article Seventh, nor the adoption of any provision of this Certificate inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH.   Advance notice of new business and stockholder nominations for the election of Directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

NINTH.    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TENTH.    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by the laws of Delaware, and all rights conferred herein upon stockholders and directors are granted subject to this reservation.

ARTICLE 4: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.


          IN WITNESS WHEREOF, Polaroid Holding Company has caused these presents to be signed in its name and on its behalf by its Assistant Secretary on February 6, 2004.


                                                POLAROID HOLDING COMPANY

                                                By:   /s/Louise L. Cavanaugh
                                                   -----------------------------
                                                   Louise L. Cavanaugh
                                                   Assistant Secretary